Exhibit (a)(1)(H)

Offer to Purchase for Cash by

InvenTrust Properties Corp.

of

Up to $100 million in Value of Shares of its Common Stock

At a Purchase Price of Not Greater Than $28.00 Nor Less Than $25.00 Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON NOVEMBER 8, 2021 UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH TIME AND DATE, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

October 12, 2021

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

InvenTrust Properties Corp., a Maryland corporation that has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes (the “Company”), has recently listed its common stock, par value $0.001 per share (the “Common Stock”), on the New York Stock Exchange (“NYSE”), commencing on October 12, 2021, under the symbol “IVT”.

We have been appointed by the Company to act as the Dealer Managers in connection with the Company’s offer to purchase for cash up to $100 million in value of its shares of Common Stock, at a price specified by the tendering stockholders of not greater than $28.00 nor less than $25.00 per share of Common Stock, net to the seller in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in the Offer to Purchase, dated October 12, 2021 (the “Offer to Purchase”), and the related Letter of Transmittal and Important Instructions and Information (which, together with any amendments and supplements thereto, we collectively refer to as the “Offer Documents” and which collectively constitute the “Offer”). Please furnish copies of the Offer Documents to those of your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL AND IMPORTANT INSTRUCTIONS AND INFORMATION CONTAIN IMPORTANT INFORMATION AND SHOULD BE CAREFULLY READ IN THEIR ENTIRETY BEFORE A DECISION IS MADE WITH RESPECT TO THE OFFER. YOUR CLIENTS MAY TENDER ALL OR A PORTION OF THEIR SHARES OF COMMON STOCK. YOUR CLIENTS ALSO MAY CHOOSE NOT TO TENDER ANY OF THEIR SHARES OF COMMON STOCK.

As promptly as practicable after the Expiration Date, assuming the conditions to the Offer have been satisfied or waived, the Company will determine a single price per share of Common Stock (the “Purchase Price”), which will be not greater than $28.00 nor less than $25.00 per share of Common Stock, that the Company will pay, subject to “odd lot” priority and proration, for shares of Common Stock properly tendered in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of shares of Common Stock tendered pursuant to the Offer and the prices specified by the tendering stockholders. The Purchase Price will be the lowest price per share of Common Stock (in increments of $0.50) of not greater than $28.00 nor less than $25.00 per share, at which shares of Common Stock have been properly tendered or have been deemed to be tendered in the Offer, that will enable the Company to purchase the maximum number of shares of Common Stock properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $100 million (or such lesser number if less than $100 million in value of shares of Common Stock are properly tendered after giving effect to any shares of Common Stock properly withdrawn). The same price will be paid for all tendered Shares accepted for purchase. The Company will not accept shares of Common Stock subject to conditional tenders, such as acceptance of all or none of the shares of Common Stock tendered by any tendering stockholder. The Company is not offering to purchase, and will not accept, any fractional shares in the Offer.

All shares of Common Stock purchased in the Offer will be purchased at the same Purchase Price regardless of whether the stockholder tendered at a lower price. However, because of the “odd lot” priority and proration provisions described in the Offer to Purchase, all of the shares of Common Stock tendered at or below the Purchase Price may not be purchased if shares of Common Stock having an aggregate value in excess of $100 million are properly tendered and not properly withdrawn. Only shares of Common Stock properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be eligible to be purchased. Shares of Common Stock tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date.

Upon the terms and subject to the conditions of the Offer, if the number of shares of Common Stock properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $100 million, the Company will purchase shares of Common Stock: first, from all holders of “odd lots” of less than 100 shares of Common Stock who properly tender all of their shares of Common Stock at or below the Purchase Price and do not properly withdraw them prior to the Expiration Date and second, from all other stockholders who properly tender shares of Common Stock at or below the Purchase Price and do not properly withdraw them prior to the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares of Common Stock, until the Company has purchased shares of Common Stock resulting in an aggregate purchase price of $100 million. See Section 1—Price; Number of Shares; Expiration Date; Proration, Section 2—Procedures for Tendering Shares and Section 4—Withdrawal Rights of the Offer to Purchase.

The conditions of the Offer are described in Section 6—Conditions of the Offer of the Offer to Purchase.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City Time, at the end of the day on November 8, 2021, unless the Offer is extended or withdrawn. Under no circumstances will the Company pay interest on the Purchase Price, even if there is any delay in making payment.

If you will tender shares of Common Stock on behalf of your clients pursuant to the Offer:

•

a Letter of Transmittal, properly completed and duly executed (or a manually signed photocopy of this Letter of Transmittal), including any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of the Offer to Purchase and, solely with respect to tenders through DTC’s ATOP system, the shares of Common Stock must be delivered pursuant to the procedures for book-entry transfer through DTC’s ATOP system set forth in Section 2—Procedures for Tendering Shares of the Offer to Purchase, in each case prior to the Expiration Date.

Although the Company’s Board of Directors has authorized the Offer, none of the Company, any member of the Company’s Board of Directors, the Dealer Managers, the Paying Agent, the Depositary, the Information Agent (each as defined in the Offer to Purchase) or any of their respective affiliates has made, or is making, any recommendation to your clients as to whether they should tender or refrain from tendering their shares of Common Stock or as to the price or prices at which they may choose to tender their shares of Common Stock. Your clients must make their own decisions as to whether to tender their shares of Common Stock, how many shares of Common Stock to tender and the price or prices at which their shares of Common Stock should be tendered. In doing so, your clients should read carefully the information in, or incorporated by reference into, the Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information. Your clients are urged to discuss their decisions with their tax advisors, financial advisors and/or you.

The Company will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Managers, the Paying Agent, the Depositary and the Information Agent, as described in the Offer to Purchase) for soliciting tenders of shares of Common Stock pursuant to the Offer (see Section 18—Miscellaneous of the Offer to Purchase).

If you have any questions regarding the Offer, please contact the Dealer Managers (institutional stockholders) at the telephone numbers and addresses set forth below. If you require copies of the Offer to Purchase, the Letter of Transmittal or any amendments or supplements thereto, please contact Georgeson LLC, the Information Agent for the Offer, at the telephone number set forth below.

The Paying Agent and Depositary for the Offer is:

Computershare Trust Company, N.A.

The Information Agent for the Offer is:

Georgeson LLC

Toll-Free: (888) 877-5360

The Dealer Managers for the Offer are:

BofA Securities, Inc.	Wells Fargo Securities, LLC
One Bryant Park	500 West 33rd Street
New York, NY 10036	New York, NY 10001
Toll-Free: (888) 803-9655	Direct: (212) 214-6166 Toll-Free: (800) 532-2916
Very truly yours, BofA Securities, Inc. and Wells Fargo Securities, LLC

Nothing contained in this letter or in the Offer Documents shall render you or any other person the agent of the Company, the Dealer Managers, the Paying Agent, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the Offer Documents and the statements contained therein.